Anavex appoints Dr. George Tidmarsh as Executive Director

Hoboken, NJ – October 12, 2011 -- Anavex Life Sciences Corp. (“Anavex”) (OTCBB: AVXL) today announced the appointment of Dr. George Tidmarsh as director, and his engagement to act as an executive director. Dr. Tidmarsh is an executive-level physician/scientist and consultant who has founded and built several successful biotechnology companies. He has more than 20 years of experience and brings to Anavex a significant track record in clinical trials, FDA drug approvals and corporate growth.

“Anavex has established itself as an innovative leader in the field of Alzheimer’s drug research and development. I am extremely pleased to be joining the company at such an exciting time in its evolution,” said Dr. Tidmarsh. “The advancement of ANAVEX 2-73, the company’s lead compound for Alzheimer’s disease, coupled with a robust product pipeline and potential to apply proprietary technology to the development of additional drug candidates represent significant growth opportunities for Anavex. I look forward to working with the Anavex team and to helping propel the company to new heights.”

“Welcoming an executive with Dr. Tidmarsh’s qualifications, reputation for success in clinical trials and performance standards is critical for Anavex at this stage in our growth,” said Harvey Lalach, President of Anavex. “Dr. Tidmarsh has direct experience in successful early-stage trials, the ability to successfully expand emerging companies as well as expert pharmaceutical knowledge. We appreciate Dr. Tidmarsh’s confidence in Anavex and believe his qualifications will help take the company to the next level.”

Dr. Tidmarsh is also a consultant for biopharmaceutical companies and is currently working with Citizen’s Oncology Foundation and Solana Therapeutics among others. He has also founded several successful companies including Horizon Therapeutics (now Horizon Pharma) (NASDAQ: HZNP). From 2005 through 2008 Dr. Tidmarsh served as Horizon’s Chief Executive Officer, successfully completing four Phase I and two large Phase III trials, including the registration trials for Duexa. Prior to Horizon, Dr. Tidmarsh founded Threshold Pharmaceuticals (NASDAQ: THLD) where he served as the company’s President and as a Director from 2001 to 2006. Most recently, Dr. Tidmarsh served as Chief Scientific Officer at Spectrum Pharmaceuticals as a part of their acquisition of Metronome Therapeutics, a novel cancer drug development company that Dr. Tidmarsh founded in 2007. In addition, Dr. Tidmarsh’s background includes various positions at Coulter Pharmaceuticals, including Chief Medical Officer, and SEQQUS where he played a key role in the approval of Doxil. He has also held scientific and clinical positions at Gilead Sciences and SyStemix.

Dr. Tidmarsh has published 25 peer-reviewed articles in leading journals and authored 15 U.S. patents. He received his Bachelor of Science, M.D., and Ph.D. from Stanford University, where he also completed Residency and Fellowship training. In addition, Dr. Tidmarsh is currently an Associate Professor of Pediatrics and Neonatology at Stanford University School of Medicine.

About Anavex Life Sciences Corp.
Anavex Life Sciences Corp. (www.anavex.com) is a specialty pharmaceutical company engaged in the discovery and development of novel drug candidates for the treatment of neurological diseases and cancer. The Anavex proprietary SIGMACEPTOR™ Discovery Platform involves the rational design of drug compounds targeted to specific receptors involved in the modulation of multiple cellular biochemical signaling pathways.

The SIGMACEPTOR™-N program involves the development of novel drug candidates that target neurological and neurodegenerative diseases (Alzheimer's disease, epilepsy, depression, pain). The company's lead drug candidates exhibit high affinity for sigma receptors, which have been extensively documented as potentially valuable drug targets and have demonstrated anti-amnesic and neuroprotective properties. A portfolio of back-up compounds to ANAVEX 2-73 are also in development.

Anavex is a publicly traded company under the symbol AVXL.

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